Exhibit 99.1
For Immediate Release:
Harbinger Group Inc. Announces Expiration of Consent Solicitation
NEW YORK, June 22, 2011 — Harbinger Group Inc. (NYSE: HRG) (the “Company”) announced that its consent solicitation (the “Consent Solicitation”) of the holders of its 10.625% Senior Secured Notes Due 2015 (the “Notes”) (CUSIP No.: 41146A AA4 / ISIN: US41146AAA43 (144A) & CUSIP No.: U24520 AA3 / ISIN: USU24520AA36 (Reg S)) expired at 5:00 p.m., New York City time, today (“Expiration Time”).
As of the Expiration Time, Wells Fargo Bank National Association, which acted as the tabulation agent in the Consent Solicitation, advised the Company that it had received the consent of holders of a majority in principal amount of the outstanding Notes (excluding Notes owned by the Company or any affiliate of the Company), and the Company determined that all other conditions to the completion of the Consent Solicitation were satisfied.
The purpose of the Consent Solicitation is to amend the indenture which governs the Notes, dated November 15, 2010 (the “Indenture”), to revise the definition of “Contribution Debt” to permit the Company to incur, as a result of its prior issuance of convertible preferred stock, up to $150 million of additional indebtedness that has the same maturity and is secured equally and ratably with the existing Notes, as Contribution Debt, while eliminating the ability of the Company to incur any further Pari-Passu Obligations (as such term is defined in the Indenture) as “Permitted Debt” under clause (b)(1) of the Limitation on Debt and Disqualified Stock covenant of the Indenture. The result is to effectively combine the two baskets under which the Company is permitted to incur additional Pari-Passu Obligations, with the amount of permitted Pari-Passu Obligations limited to $500 million (including the existing Notes), but to permit all such indebtedness to have the same maturity as the Notes, including through the issuance of Additional Notes (as such term is defined in the Indenture).
The Company believes that issuing any new additional debt as Additional Notes rather than a separate series of Notes will enhance the liquidity of the existing Notes and the Additional Notes, although there can be no assurance that any Additional Notes will be issued or any such liquidity will actually develop or persist over time.
The Company intends to settle the Consent Solicitation and execute the supplemental indenture promptly.
Credit Suisse Securities (USA) LLC acted as solicitation agent and Global Bondholder Services Corporation acted as information agent in connection with the Consent Solicitation.

This press release does not constitute a solicitation of consents of holders of the Notes and shall not be deemed a solicitation of consents with respect to any other securities of the Company.
About Harbinger Group Inc.
Harbinger Group Inc. (the “Company”) is a diversified holding company. The Company’s principal operations are conducted through subsidiaries that offer life insurance and annuity products, and branded consumer products such as batteries, pet supplies, home and garden control products, personal care and small appliances. The Company focuses on opportunities in these sectors as well as financial products, telecommunications, agriculture, power generation and water and natural resources. For more information on the Company, please see the Company’s website at www.harbingergroupinc.com.
CONTACT:
APCO Worldwide
Jeff Zelkowitz, 646-218-8744
jzelkowitz@apcoworldwide.com
or
Harbinger Group Inc.
Francis T. McCarron, CFO, 212-906-8560
investorrelations@Harbingergroupinc.com
SOURCE: Harbinger Group Inc.